Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is made by and between Dennis O’Malley (“Executive”), and TPCO Holding Corp. and its affiliates (collectively, the “Company”), dated as of the last date on which Executive and Company affix their signature hereto (the “Effective Date”). For purposes of this Agreement, each of the Company and Executive may be referred to as a “Party” and collectively, the “Parties”.

RECITALS

A. Executive and Company have agreed that Executive will transition from his role as Chief Operating Officer (“COO”) with the Company, and that Executive’s employment with the Company will end. The Company has requested that Executive enter into a transition services arrangement with the Company until the Termination Date (defined below), and Executive has agreed to accept such arrangement on the terms set forth in this Agreement.

B. Executive’s last day of employment with the Company will be on March 15, 2022 (the “Termination Date”). Although neither Executive’s December 20, 2020 Letter Agreement (the “Letter Agreement”) nor any other agreement or obligation exists requiring Executive to provide any transition services, Executive has agreed to provide transition services to the Company commencing on the Effective Date and ending on the Termination Date (the “Transition Services Period”). During the Transition Services Period, Executive shall no longer be the COO of the Company and shall have no title. Executive agrees to perform transitional duties as defined in Section 2. Executive’s right to the severance benefits in the Letter Agreement are not dependent in any way on his agreement to provide service or his service during the Transition Services Period, which Executive agrees to provide to assist the Company with his transition from the Company and specified projects.

C. Each Party desires to end their relationship amicably and also to establish the obligations of the Parties including, without limitation, all amounts due and owing to the Executive as agreed to by the Parties pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

1. Separation. Executive and the Company acknowledge and agree that Executive’s status as the Company’s COO shall end on the Effective Date. Executive hereby agrees to execute such further document(s) as shall be determined by the Company as necessary or desirable to give effect to the termination of Executive’s status as the Company’s COO and any position that Executive may hold at the Company and/or any of its affiliates, provided that such documents shall not be inconsistent with any of the terms of this Agreement, the Letter Agreement, or Executive’s equity grants and awards of any type.

2. Transition Services Period. Although Executive is not required to provide transition services, the Company has requested and he has agreed that during the approximate six (6) week Transition Services Period, Executive generally shall provide transitionary services in order to support the Company’s transition to his designated successor(s), support the Company’s legal department as reasonably requested, and assist on projects assigned to him. Executive will continue to receive his base salary at its current rate (i.e., $350,000 per year) through the Termination Date. Executive will also continue to be eligible for all employee benefits and reimbursement of expenses until the Termination Date. Additionally, and as further material inducement to the Company to enter into this Agreement, Executive agrees for a period of six (6) months after the Termination Date to make himself reasonably available to his designated successor(s) should his input or institutional knowledge be wanted or needed with respect to (i) Company operational duties for which he may have information or prior relationships, (ii) any open legal disputes or litigation of which he has knowledge, or (iii) any applicable regulatory applications, licenses transfers, renewals or inquiries. In the event Executive is asked for assistance during the six (6) months after the Termination Date, he shall be paid at an hourly rate mutually agreed upon by the parties for any assistance exceeding eight (8) hours in a month and for reasonable expenses, including attorneys’ fees.

3. Final Paycheck; Payment of Accrued Wages and Expenses. On the Termination Date, the Company will pay Executive all accrued but unpaid base salary earned through the Termination Date, in addition to all accrued and unused vacation, subject to standard payroll deductions and withholdings. The Company also will reimburse Executive for all outstanding expenses incurred prior to the Termination Date, which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses. Executive is entitled to these payments regardless of whether Executive executes this Agreement or a Release of Claims (as defined below).

4. Separation Payments and Benefits. Without admission of any liability, fact or claim, the Company agrees to provide Executive with the following payments and benefits (“Severance Package”). Executive acknowledges and agrees that the Severance Package constitutes adequate legal consideration for the promises and representations made by him in the Agreement. Eligibility for the Severance Performance Package is contingent only upon Executive complying with the following conditions: (i) Executive must sign the General Release of Claims attached hereto as Exhibit A (“Release of Claims”) on or within 21 days following his Termination Date; (ii) Executive must not revoke the General Release of Claims; and (iii) the General Release of Claims must become effective and enforceable on the eighth day after Executive signs the General Release of Claims (“Effective Date of the Supplemental Release”).

(a) Severance Package. The Severance Package includes the (i) Severance Salary Payment, (ii) Severance Bonus Payment, (iii) Equity Options Payment, (iv) RSU Payment, and (v) COBRA benefits described immediately below.

(i) Severance Salary Payment. A severance salary payment in the amount equivalent to twelve (12) months’ salary, gross amount of Three Hundred and Fifty Thousand Dollars and No Cents ($350,000.00). This severance payment will be paid in equal installments over the course of twelve (12) months following termination, beginning on the first regular company payroll date following the later of the expiration of the revocation period without Executive’s exercise of the right to revoke or the end of the Termination Date.

(ii) Severance Bonus Payment. A severance bonus payment in the gross amount of Fourteen Thousand Five Hundred Eighty-Three Dollars and Thirty-Three Cents ($14,583.33). This severance bonus payment will be paid on the first regular company payroll date after the Termination Date and revocation period has passed without Executive exercising the right to revoke.

(iii) Equity Options Payment. Executive’s vested, outstanding, and unexercised CMG stock options (if any) remain subject to the terms of the applicable award agreement and CMG Partners, Inc.’s 2019 Stock Option and Grant Plan (the “Plan”) under which they were granted. All remaining unvested stock options will be forfeited as of the Termination Date. Executive should seek independent advice regarding any financial, tax, or securities law issues regarding his options or the Plan.

(iv) RSU Payment. In addition, as detailed in your December 20, 2020 Letter Agreement’s Equity Award, an additional 91,875 RSUs shall be automatically deemed vested. This RSU Payment is subject to Executive not breaching any of his obligations described in the Release of Claims attached hereto as Exhibit A. All remaining unvested restricted stock units will be forfeited as of the Termination Date. Executive should seek independent advice regarding any financial, tax, or securities law issues regarding Executive’s RSUs or the TPCO Holding Corp. Equity Incentive Plan.

(v) COBRA. Company will pay 100% of the monthly premium under COBRA on behalf of Executive and, if applicable, for Executive’s dependents until the earliest of (i) the end of the period of 12 months following the month of Executive’s Termination Date, (ii) the expiration of Executive’s coverage under COBRA or (iii) the date when Executive becomes eligible for health insurance in connection with new employment. In the event that Executive directly pays the COBRA premium, then the Company shall promptly reimburse Executive for such premium upon Executive’s submission of evidence of such payment(s) by Executive. Executive agrees to provide the Company prompt written notice of the availability of employer-sponsored health insurance as soon as possible following such eligibility.

(b) Company and Executive Release of Claims. Company and Executive agree to execute the Release of Claims on Executive’s Termination Date. Executive hereby affirms that he has reviewed the Release of Claims with counsel, or has been afforded the opportunity to do so, and agrees to the form and content of the Release of Claims. Notwithstanding the foregoing, if Executive exercises his right to revoke the General Release of Claims during the revocation period, he shall not be entitled to the Severance Package stated above in Paragraph 4 section (a).

(c) Taxes. Executive understands and agrees that all payments under this Agreement will be subject to the required tax withholding and other deductions. To the extent any taxes may be payable by Executive for the benefits provided to him by this Agreement beyond those withheld by the Company, Executive agrees to pay them himself except for any taxes or other withholdings that are the Company’s duty to pay. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the expenses were incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(d) Sole Separation Benefit; Non-Payment of Severance. Executive agrees that the potential payments provided by this Section 4 are not required under the Company’s normal policies and procedures and are provided as a severance solely in connection with this Agreement and further, that these payments are intended to replace any Severance that may be due to Executive under that certain Letter Agreement between Executive and the Company executed December 20, 2020 (the “Letter Agreement”). Executive acknowledges and agrees that the payments referenced in this Section 4 constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement and the General Release of Claims. If the Company fails to pay the Severance Package pursuant to Paragraph 4 hereof as required herein, the Company agrees that Executive shall retain the right to the severance benefits to which he may be entitled under Executive’s Letter Agreement and any other agreement and/or to pursue all such severance benefits.

5. Full Payment and Complete Agreement. Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and the termination thereof.

6. Transition and Transfer of Company Property. Executive further agrees that:

(a) Transition. Each of the Company and Executive shall use their respective reasonable efforts to cooperate with each other in good faith to facilitate a smooth transition of Executive’s duties to other executive(s) of the Company.

(b) Transfer of Company Property. On or before the Termination Date, Executive shall turn over to the Company all files, memoranda, records, and other documents (in any form, physical or electronic, without having saved any copies thereof), and any other physical property which are the property of the Company and which Executive has in his possession, custody or control, provided that he may keep his personal copies of (i) his compensation and benefits records (including but not limited to stock option and RSU information), employment agreements, benefits and compensation plans, and (ii) materials distributed to employees and shareholders generally.

7. Executive Representations. Executive warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately use his best efforts to cause it to be withdrawn and dismissed, (b) he has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, commissions, and/or benefits to which he may be entitled and no other compensation, wages, commissions and/or benefits are due to him, except as provided in this Agreement or for the performance of future services for the Company, (c) he has no workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (e) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.

8. Company Representations. The Company warrants and represents that (a) it has not filed or authorized the filing of any complaints, charges or lawsuits against Executive with any governmental agency or court, and that if, unbeknownst to Company, such a complaint, charge or lawsuit has been filed on its behalf or has been filed against Executive relating to or arising out of his employment with the Company, it will immediately use its best efforts to cause it to be withdrawn and dismissed, and if not withdrawn or dismissed, it will pay all fees and costs incurred by Executive in obtaining the withdrawal, dismissal, settlement or other resolution of such claim (nothing herein is intended to diminish in any way any other indemnification rights Executive has or may have), (b) the execution, delivery and performance of this Agreement by Company does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Company is a party or any judgment, order or decree to which Company is subject, and (c) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a valid and binding obligation of Company, enforceable in accordance with its terms.

9. No Assignment by Executive. Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which

Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. In the event of Executive’s death, this Agreement shall inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees, and legatees. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only upon Executive’s death by will or operation of law.

10. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than California.

11. Miscellaneous. This Agreement comprises the entire agreement between the Parties with regard to the subject matter hereof and supersedes, in its entirety, any other agreements between Executive and the Company with regard to the subject matter hereof, except as otherwise excepted herein. The Company and Executive acknowledge that the termination of the Executive’s employment with the Company is intended to constitute an involuntary separation from service for the purposes of Section 409A of the Code, and the related Department of Treasury regulations. Executive acknowledges that there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by both parties and recite that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

12. Company Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.

13. Protected Rights. For the avoidance of doubt, nothing in this Agreement will be construed to prohibit Executive from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, the Ontario Securities Commission, Congress, or any agency Inspector General, provided, however, that Executive may not disclose information of the Company or any of their affiliates that is protected by the attorney-client privilege, except as otherwise required by law. By signing the General Release of Claims, however, Executive is waiving Executive’s right to recover any individual relief from the Company (including backpay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Executive or on Executive’s behalf by any third party, except for any right Executive may have to receive a payment from a government agency (and not the Company) for information provided to the government agency. If Executive intends to make any such reports or disclosures, Executive agrees to provide prior notice to the Company, if permitted by law, that he intends to provide such cooperation sufficient to permit the Company to object to such cooperation.

14. Confidentiality. Executive agrees and understands that the existence of this Agreement, together with its terms and conditions, are to remain strictly private and confidential to the extent permitted by law. Executive expressly agrees that he will not disclose, request or consent to disclose or otherwise disseminate said information to anyone, with the sole exception of his immediate family members, attorneys, accountants or tax preparers and shall instruct such individuals not to disclose the facts or the terms and conditions of this Separation Agreement to anyone, unless specifically permitted or required by law, and in that event, only such information as the law permits or requires to be disclosed. Executive further acknowledges and affirms that he has not divulged any proprietary or Confidential Information (as defined in Executive’s Letter Agreement) of the Company and will continue to maintain the confidentiality of such information consistent with the Company’s policies and the Letter Agreement. Notwithstanding the foregoing, Executive hereby permits any necessary Company disclosure relating to this Agreement as required by applicable securities laws in Canada and/or the United States. In the event the Company makes such required disclosures, it agrees that Executive will not be liable for responding to inquiries regarding such Company disclosure or disclosing the same information as the Company publicly disclosed.

15. Consideration Period. Executive has twenty-one (21) days from receipt of this Agreement, to consider it. Executive is hereby advised to consult with an attorney before signing this Agreement,

IN WITNESS WHEREOF, the undersigned have caused this Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: February 4, 2022

/s/ Dennis O’Malley
Signature of Dennis O’Malley

DATED: February 4, 2022

TPCO Holding Corp. and its affiliates

By:	/s/ Troy Datcher
Name:	Troy Datcher
Title:	Chief Executive Officer

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is entered into as of the last date on which Executive and Company affix their signature hereto (the “Effective Date”), between Dennis O’Malley (“Executive”) and TPCO Holding Corp. and any of its affiliates (collectively, the “Company”) (together referred to herein as the “Parties”), unless Executive revokes Executive’s acceptance of this Release as provided in Paragraph 1(d), below.

1. Executive’s Release of the Company. Executive understands that by agreeing to this Release, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its directors, officers, employees, investors or other agents for any reason whatsoever based on anything that has occurred as of the Effective Date.

(a) Released Claims. Subject to Company’s payment of its Severance Payment obligations (as defined in and consistent with the terms of the Letter Agreement executed by the Parties on December 20, 2020, and the Separation Agreement to which this Release is attached), on behalf of Executive and Executive’s heirs, assigns, executors, administrators, trusts, spouse and estate, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company and each of its owners, affiliates, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or termination by the Releasees, or any of them, Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000, et seq.; Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 U.S.C. § 1981, et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; The Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),1199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; California Labor Code §§ 1101, 1102; the California WARN Act, California Labor Code §§ 1400 et. seq; California Labor Code §§ 1102.5(a),(b); Claims for wages under the California Labor Code and any other federal, state or local laws of similar effect; the employment and civil rights laws of California; Claims for breach of implied or express contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, slander, defamation, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees. This provision is intended by the Parties to be all encompassing and to act as a full and total release of any Claims that may legally be waived or released by Executive, whether specifically enumerated herein or not, that Executive might have or has had, that exists or ever has existed on or to the date of this Agreement.

(b) Unreleased Claims. Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;

(iv) Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company or affiliate employee benefit plan, program, or policy;

(v) Claims for indemnification under any indemnification agreement, the Company’s bylaws, or any applicable law, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify Executive or hold him harmless for actions of Executive prior to the Termination Date (as such term is defined in that certain Separation Agreement as of the date hereof); and

(vi) Executive’s right to enforce the terms of the Separation Agreement between Executive and the Company dated February 4, 2022, including the Letter Agreement (as allowed by the Separation Agreement), or this Release.

(c) The Company hereby and forever releases Executive from any and all claims of any nature whatsoever, known or unknown, that the Company may possess against Executive arising from any omissions, acts, facts, or damages that have occurred up until and including the Termination Date. The Company is not waiving its rights to enforce the terms of the Separation Agreement or this Release.

(d) Specific Release of ADEA Claims. In accordance with the Age Discrimination in Employment Act (“ADEA”), Executive acknowledges and confirms that:

(i) Executive has read this Release in its entirety and understands its terms;

(ii) By this Release, Executive has been advised in writing to consult with an attorney of his choosing before signing this Release;

(iii) Executive knowingly, freely, and voluntarily agrees to the terms and conditions in this Release including, the waiver, release, and covenants;

(iv) Executive is executing this Release, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Executive is otherwise entitled;

(v) Executive has been given at least twenty-one (21) days to consider this Release;

(vi) Executive understands that the release in this paragraph does not apply to rights and claims that may arise after the Effective Date;

(vii) Executive has seven (7) days after signing this Release to revoke it. If Executive wishes to revoke this Release, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. on the 7th day following Executive’s execution of this Release to Colin Brown, at email: colin@theparent.co. Executive understands that if he revokes this Release, it will be null and void in its entirety, and he will not be entitled to any payments or benefits provided in Section 4 of the Separation Agreement.

(e) EACH PARTY ACKNOWLEDGES THAT SUCH PARTY HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHTS SUCH PARTY MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

2. Executive Representations. Executive warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately use his best efforts to cause it to be withdrawn and dismissed, (b) he has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, commissions, and/or benefits to which he may be entitled and no other compensation, wages, commissions and/or benefits are due to him, except as provided in this Agreement or for the performance of future services for the Company, (c) he has no workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (e) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.

3. Company Representations. The Company warrants and represents that (a) it has not filed or authorized the filing of any complaints, charges or lawsuits against Executive with any governmental agency or court, and that if, unbeknownst to Company, such a complaint, charge or lawsuit has been filed on its behalf or has been filed against Executive relating to or arising out of his employment with the Company, it will immediately use its best efforts to cause it to be withdrawn and dismissed, and if not withdrawn or dismissed, it will pay all fees and costs incurred by Executive in obtaining the withdrawal, dismissal, settlement or other resolution of such claim (nothing herein is intended to diminish in any way any other indemnification rights Executive has or may have), (b) the execution, delivery and performance of this Agreement by Company does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Company is a party or any judgment, order or decree to which Company is subject, and (c) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a valid and binding obligation of Company, enforceable in accordance with its terms.

4. Protected Rights. For the avoidance of doubt, nothing in this Agreement will be construed to prohibit Executive from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, the Ontario Securities Commission, Congress, or any agency Inspector General, provided, however, that Executive may not disclose information of the Company or any of their affiliates that is protected by the attorney-client privilege, except as otherwise required by law. By signing the General Release of Claims, however, Executive is waiving Executive’s right to recover any individual relief from the Company (including backpay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Executive or on Executive’s behalf by any third party, except for any right Executive may have to receive a payment from a government agency (and not the Company) for information provided to the government agency. If Executive intends to make any such reports or disclosures, Executive agrees to provide prior notice to the Company, if permitted by law, that he intends to provide such cooperation sufficient to permit the Company to object to such cooperation.

5. Duty to Cooperate. Executive shall cooperate in the defense of any action brought by any third party against the Company that relates in any way to Executive’s acts or omissions while employed by the Company, as well as any lawsuit brought by any third party that relates to any matter that Executive has knowledge of involving the Company, even if Executive was not directly involved in that matter during his employment. In the event Executive is asked for assistance during the six (6) months after the Termination Date, he shall be paid at an hourly rate mutually agreed upon by the parties for any assistance exceeding eight (8) hours in a month and for reasonable expenses, including attorneys’ fees.

6. Non-Disparagement. As a material inducement to the Company to enter into this Agreement, Executive agrees that he will not make any negative or disparaging comments about the Company, its Board of Directors, Executives, its Officers, or its employees. As a material inducement to Executive to enter into this Agreement, the Company’s Board of Directors, Executives and Officers agree that they will not make any negative or disparaging comments about Executive.

7. Public Disclosure. Executive understands that the Company may be required to announce the Executive’s departure pursuant to applicable laws. Nothing in this Release or the Separation Agreement prohibits Executive from truthfully responding to inquiries regarding his separation from the Company that may arise after such Company announcement.

8. Non-Competition and Non-Solicitation.

(a) Non-Competition. Executive covenants and agrees that during his Transition Services Period (which ends on his Termination Date), Executive shall not, directly or indirectly, (i) own, manage, operate, or participate in the ownership, management, or operation of any competing cannabis business in the State of California, (ii) provide brokering or sourcing services to a competing cannabis business in the State of California, or (iii) provide services to or be employed as a director, officer, management employee, partner or consultant of any competing cannabis business in the State of California

(b) Non-Solicitation of Customers, Acquisition Targets and Suppliers. During the Transition Services Period, Executive shall not, (i) solicit, raid, entice, induce or contact any person that is a Customer (as hereinafter defined) of the Company to become a customer or a client of any competitive business; (ii) solicit, entice, divert, appropriate, contact or request any acquisition targets in the Company’s pipeline as of the Termination Date to curtail or cancel their prospective business relationship with the Company; or (iii) solicit, entice, divert, appropriate, contact or request any cannabis partner or provider of the Company to curtail or cancel its business with the Company. The term “Customer” shall mean with respect to the Company: (i) any customer or client of the Company; and (ii) those persons that have committed verbally or in writing to receiving or using the Company’s services.

(c) Non-Solicitation of Employees. During the Transition Services Period, Executive shall not, (i) solicit, recruit, hire or attempt to solicit, recruit or hire away any employee, current, former or prospective contract cannabis professional, consultant, contractor or other personnel of the Company or solicit or induce any such person to terminate or otherwise diminish in any respect his, her or its relationship with the Company; or (ii) employ, engage or seek to employ or engage any person who has been an employee of the Company.

9. Severability. The provisions of this Release are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

10. Choice of Law. This Release shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

11. Integration Clause. This Release and the Separation Agreement and the Letter Agreement, contain the Parties’ entire agreement with regard to the transition of Executive’s employment, and supersede and replace any prior agreements as to those matters, whether oral or written, other than as provided in Section 4(d) of the Separation Agreement. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by Executive and the Chief Executive Officer of the Company.

12. Execution in Counterparts. This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.

13. Intent to be Bound. The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

EXECUTIVE	COMPANY (TPCO Holding Corp.)

/s/ Dennis O’Malley	/s/ Troy Datcher
Dennis O’Malley	By:	Troy Datcher
	Title:	Chief Executive Officer

Date: 2/4/22	Date: 2/4/22